Exhibit 10.3

[Encore Bancshares, Inc. Letterhead]

December         , 2008

[Senior Executive Officer Name and Address]

Dear [Senior Executive Officer],

This letter agreement is entered into by and between                      (“Executive”) and Encore Bancshares, Inc. (the “Company”) in connection with the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”) of the United States Department of the Treasury (the “Treasury”). The Company has determined that Executive is a Senior Executive Officer (as defined below).

The Company intends to enter into a Letter Agreement (including the Securities Purchase Agreement – Standard Terms attached as Exhibit A thereto) (collectively, the “Purchase Agreement”) with the Treasury pursuant to which the Company will issue and sell to the Treasury shares of preferred stock of the Company and a related warrant (“Warrant”) to purchase common stock of the Company. Pursuant to the Purchase Agreement, the Company is required to meet certain executive compensation and corporate governance standards under Section 111(b) of EESA (as defined below), as implemented by guidance or regulation thereunder that has been issued and is in effect as of the Closing Date (as defined in the Purchase Agreement) (the “CPP Guidance”).

As a condition to the Closing (as defined in the Purchase Agreement), the Company is required to have effected such changes to its compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, the “Benefit Plans”) with respect to its Senior Executive Officers (and to the extent necessary for such changes to be legally enforceable, each of its Senior Executive Officers shall have duly consented in writing to such changes), as may be necessary to comply with Section 111(b) of the EESA and the CPP Guidance during the period that the Treasury owns any debt or equity securities of the Company acquired pursuant to the Purchase Agreement and the related Warrant (the “CPP Covered Period”).

In consideration of the benefits that Executive will receive as a result of the Company’s participation in the CPP, the covenants set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1. No Golden Parachute Payments. The Company hereby prohibits any Golden Parachute Payment (as defined below) to be paid to Executive during any CPP Covered Period. To the extent any event occurs during the CPP Covered Period that would otherwise trigger a Golden Parachute Payment, Executive will be entitled to the lesser of (i) his rights under the Benefit Plans and (ii) the maximum amount allowed under Section 111(b)(2)(C) of EESA.

2. Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to Executive during the CPP Covered Period is subject to recovery or “clawback” by the Company if such bonus and incentive compensation payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, all within the meaning of Section 111(b) of EESA and the CPP Guidance.

3. Benefit Plan Amendments. Each of the Benefit Plans with respect to Executive is hereby amended to the extent necessary to give effect to provisions 1 and 2 of this letter agreement and as determined by the Company’s Board of Directors or the Compensation Committee thereof to be necessary to comply with Section 111(b) of EESA and the CPP Guidance, and the Executive hereby consents to such amendments to the Benefit Plans with respect to Executive.

4. Review of Incentive Compensation Arrangements. The Company is required to review its Senior Executive Officer incentive compensation arrangements during the CPP Covered Period to ensure that such arrangements do not encourage its Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any incentive compensation arrangements with respect to Executive, the Company and if necessary, the Executive, shall take such action as is necessary to amend any such incentive compensation arrangements to eliminate any features that could lead Senior Executive Officers to take unnecessary and excessive risks.

5. Definitions and Interpretation. This letter agreement shall be interpreted as follows:

“Senior Executive Officer” means the Company’s “senior executive officers” as defined in Section 111(b)(3) of EESA and any CPP Guidance.

“Golden Parachute Payment” shall have the meaning in Section 111(b)(2)(C) of EESA.

“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Treasury and as published in the Federal Register on October 20, 2008, as in effect on the date hereof.

“Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). Executive is also delivering a waiver pursuant to the Purchase Agreement, and, as between the Company and Executive, the term “employer” in that waiver will be deemed to mean the Company as used in this letter agreement.

“CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

Provisions 1 and 2 of this letter agreement are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter agreement).

6. Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of Texas without regard the provisions thereof that would apply the law of any other state. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile shall be deemed an original signature.

7. Termination. If the Treasury does not purchase the securities contemplated by the Purchase Agreement, then this letter agreement shall be of no force or effect. In addition, upon such time as Treasury no longer owns any debt or equity securities of the Company acquired pursuant to the Purchase Agreement and the related Warrant, this letter agreement shall be of no further force or effect, except to the extent required by Section 111 of EESA. If Executive ceases to be a Senior Executive Officer of the Company for purposes of the CPP, Executive shall be released from the restrictions and obligations set forth in this letter agreement to the extent permissible under the CPP.

[Signature Page Follows]

This letter agreement represents the entire agreement of the parties hereto in respect of the matters made the subject hereof. To acknowledge your agreement with the provisions of this letter agreement, please sign where indicated below and return this letter agreement to the Company, retaining a copy for your records.

Sincerely, ENCORE BANCSHARES, INC.

By:
Name:	James S. D’Agostino, Jr.
Title:	Chairman, President and Chief Executive Officer

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

By:
Name:
Title:
Date:

[Signature Page to Compensation Letter Agreement]